Exhibit

RESOLUTION OF THE SHAREHOLDERS

OF

EAST COAST DEVELOPMENT CORP.

The following is a true copy of the resolution duly adopted by the Majority of the Shareholders of the Corporation at a special meeting, notice to this meeting having been waived, held at 120 Interstate North Parkway SE, Suite 445 Atlanta, Ga. this April 2nd, 2010

WHEREAS there has been presented to and considered by this meeting a Motion to appoint a new SECRETARY of the corporation;

NOW THEREFORE BE IT RESOLVED that the majority of shareholders having considered this matter, and having opened the floor to all those who voice a preference in the issue and pursuant to NRS 78.320, have decided unanimously and RESOLVED that:

The majority herein have put forth the name of DAVID E. PRICE, ESQ. , who has accepted the nomination, and shall be from this point forward be the SECRETARY of the company,

Said Motion is hereby passed and the corporate books, records and the Secretary shall file this Resolution in the corporate records.

DATED: April 2nd, 2010.

_____________________________________
David E. Price, Esq.; Secretary